Exhibit 5.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our name in this Registration Statement on Form F-10 (this "Registration Statement") of Enerplus Corporation (the "Registrant"). We hereby further consent to the incorporation by reference in this Registration Statement of the Registrant's Annual Information Form dated February 19, 2021 for the year ended December 31, 2020, which document makes reference to our firm and our reports dated January 29, 2021, evaluating the Registrant's oil, natural gas and natural gas liquids interests effective December 31, 2020.

Calgary, Alberta, Canada	MCDANIEL & ASSOCIATES CONSULTANTS LTD.
June 15, 2021

/s/ B. R. Hamm, P.Eng.
B. R. Hamm, P.Eng.
President & CEO

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB T2P 3G6 Tel: (403) 262-5506 Fax: (403) 233-2744 www.mcdan.com